Exhibit 99.1

For immediate release

COMPETITIVE TECHNOLOGIES, INC. APPOINTS CARL O’CONNELL CHIEF EXECUTIVE OFFICER

Fairfield, CT – (October 29, 2012) – Competitive Technologies, Inc. (OTCQX: CTTC) announced today that its Board of Directors has named Carl O’Connell as President and Chief Executive Officer. Mr. O’Connell replaces Johnnie D. Johnson, interim Chief Executive Officer, who will continue serving as Chief Financial Officer and Director of Investor Relations reporting to Mr. O’Connell. The appointments take effect November 1, 2012.

Mr. O’Connell has a total 30 years of experience in the healthcare field and 20 years as a leader in the medical device arena. Prior to joining Competitive Technologies Mr. O’Connell held executive positions for top global medical device and fortune 500 companies. He recently served as President and CEO for the US Healthcare Division MedSurg for ITOCHU, a Japanese conglomerate, Vice President of Global Marketing for Stryker Spine, and President of Carl Zeiss Surgical, the market leader in optical digital solutions for Neurosurgery, Spine, Ophthalmology, ENT and Dentistry. He is an experienced, driven executive with strong marketing and sales experience. Mr. O’Connell also has a proven track record in commercializing medical technologies as well as building effective and profitable sales and distribution organizations.

"Carl is a very knowledgeable, experienced and results-driven executive with strong marketing and sales and distribution experience with world class medical device organizations," said, Peter Brennan, CTTC’s Chairman of the Board. "With his proven track record, leadership and knowledge of building high-performance teams and growing revenue our board was able to unanimously agree that he is the perfect fit, and we are excited to have him join Competitive Technologies."

Mr. O’Connell said, "Competitive Technologies is in an exciting stage of its development and I am delighted with the opportunity to lead the organization's strategic and targeted growth with its portfolio of products. In particular, I look forward to further commercializing the Calmare® device which already has very compelling clinical results in an underserved market for the treatment of chronic pain. I am very honored by the Board's decision and the confidence they have placed in me, and look forward to working with the outstanding team of people at Competitive Technologies and our partners and doctors."

"The Board and I want to thank Johnnie for his hard work and dedication to Competitive Technologies since stepping in as interim CEO two years ago. He provided the leadership necessary in managing the business and commercialization of our industry-leading technologies and we will continue to benefit from his insights and support as Chief Finance Officer and Director of Investor Relations," Mr. Brennan said.

About Competitive Technologies, Inc.

Competitive Technologies is a global leader in developing and commercializing innovative products and technologies. CTTC is multifaceted, providing distribution, patent and technology transfer, sales and licensing services.

CTTC is the licensed distributor of the non-invasive Calmare® pain therapy medical device, which incorporates the biophysical "Scrambler Therapy"™ system developed in Italy by CTTC's client, Professor Giuseppe Marineo to treat neuropathic pain, including cancer pain.  (The official "Scrambler Therapy"™ technical website is at http://www.scramblertherapy.org/english.htm.)  The Calmare® device is currently being manufactured for sale by CTTC's partner, GEOMC Co., Ltd. of Seoul, Korea. For more information on the device, visit www.calmarett.com.  Visit CTTC's website: www.competitivetech.net.

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on April 16, 2012, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:  Jean Wilczynski, IR Services, LLC (860.434.2465 / info@corpirservices.com)